POPULAR, INC.

Contact:

Investor Relations:

Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685

Media Relations:

Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Earnings for the Quarter ended March 31, 2006

San Juan, Puerto Rico, Tuesday, April 18, 2006 – Popular, Inc. (“the Corporation” or “Popular”) (NASDAQ: BPOP, BPOPO) reported net income for the first quarter of 2006 of $118.5 million, compared to $162.9 million in the first quarter of 2005. The results for the first quarter of 2006 included $12.3 million in gains on sales of investment securities, mainly marketable equity securities, net of valuation adjustments for other-than-temporary impairments of investment securities available-for-sale, compared with $51.3 million in the same period of 2005. Basic and diluted earnings per common share (EPS) for the quarter ended March 31, 2006 were $0.42. Basic and diluted EPS for the quarter ended March 31, 2005, after the cumulative effect of accounting change, were $0.60. Net income for the first quarter of 2006 represented a return on assets (ROA) of 1.02% and a return on common equity (ROE) of 14.04%, compared with 1.43% and 21.62%, respectively, for the same period in 2005. This press release should be read in conjunction with the accompanying table (Exhibit A) which is an integral part of this analysis.

Financial highlights for the quarter ended March 31, 2006, compared with the same quarter in 2005, include:

•	Slight growth in net interest income of $2.5 million, or less than 1%. The sustained inversion of the yield curve and competitive pricing continued to put pressure on the Corporation’s net interest margin. The upward repricing of the Corporation’s interest bearing assets continues to lag the increase in the cost of its interest bearing liabilities, primarily in the residential mortgage lending business.

•	Lower gains on sales of investment securities, net of other-than-temporary valuation adjustments, by $39.0 million.

•	Non-interest income, excluding the aforementioned net gains on sales and valuation adjustments of investment securities, rose by $62.2 million, primarily from revenues derived from mortgage banking activities resulting from securitization transactions and bulk sales of loans.

•	Provision for loan losses increased by $4.6 million. Net charge-offs for this quarter totaled $44.8 million or 0.58% of average loans held-in-portfolio, compared with $38.5 million or 0.55%, respectively, in the first quarter of 2005, and $51.4 million or 0.68%, respectively, in the fourth quarter of 2005. Credit quality statistics indicate higher delinquencies in the consumer and mortgage portfolios and an increase in net charge-off rates, principally in consumer loans, both in Puerto Rico and the U.S. mainland mainly due to economic conditions.

•	Higher operating expenses by $66.4 million, principally personnel costs, business promotion, professional fees, net occupancy and equipment expenses. E-LOAN, acquired in the fourth quarter of 2005, contributed with $38.4 million or 58% of the total increase in operating expenses. Also, contributing to the increase in operating expenses is the impact of the change in reporting period of certain subsidiaries which was completed during the first quarter of 2006. As previously described in the Corporation’s Form 10-K for the year ended December 31, 2005, in 2005, the Corporation commenced a two-year plan to change the reporting period of its non-banking subsidiaries to a December 31st calendar period, primarily as part of a strategic plan to put in place a corporate-wide integrated financial system and to facilitate the consolidation process. The financial results for the month of December 2005 of Popular Financial Holdings, Inc. (“PFH”) (excluding E-LOAN which already had a December 31st year-end closing), Popular FS, Popular Securities and Popular North America (holding company only) are included in a separate line within operating expenses for the quarter ended March 31, 2006 and amounted to a loss of $9.7 million (before tax). After tax, this change resulted in a net loss of $6.1 million that is included in the quarterly results for the period ended March 31, 2006. As of the end of the first quarter of 2006, all subsidiaries of the Corporation have aligned their year-end closings to December 31st, similar to the parent holding company.

“The flat yield curve has clearly compressed our margins, particularly in our mortgage businesses,” indicated Richard L. Carrión, Chairman of the Board and Chief Executive Officer. “However, we continue to see progress on our long-term objectives.”

The following table summarizes the principal variances in average earning assets and funding sources and their corresponding yields and costs for the quarter ended March 31, 2006, compared with the same quarter in 2005, which directly influenced the variance in net interest income:

(Dollars in billions)	Average balances				Average Yields / Costs
	1st QTR	1st QTR		%	1st QTR	1st QTR
Average balances:	2006	2005	Dollar Variance	Variance	2006	2005	Variance
Money market, trading and investment securities	$13.7	$13.2	$0.5	4%	4.41%	3.88%	0.53%

Loans:
Commercial and construction	12.9	11.3	1.6	14	7.19	6.19	1.00
Mortgage	12.8	12.6	0.2	2	6.70	6.46	0.24
Consumer	4.9	4.1	0.8	20	10.23	10.24	(0.01)
Lease financing	1.3	1.3	—	—	7.47	7.68	(0.21)

Total loans	31.9	29.3	2.6	9	7.47	6.94	0.53

Total earning assets	$45.6	$42.5	$3.1	7%	6.55%	5.99%	0.56%

Interest bearing deposits	$18.8	$17.4	$1.4	8%	2.69%	2.26%	0.43%
Short-term borrowings	11.5	9.7	1.8	19	4.41	2.75	1.66
Long-term borrowings	10.4	10.2	0.2	2	5.16	4.46	0.70

Total interest bearing liabilities	40.7	37.3	3.4	9	3.81	3.00	0.81

Non-interest bearing sources of funds	4.9	5.2	(0.3)	(6)

Total funds	$45.6	$42.5	$3.1	7%	3.40%	2.63%	0.77%

Net interest spread					2.74%	2.99%	(0.25%)

Net interest margin					3.15%	3.36%	(0.21%)

The decrease in the net interest margin was mainly due to an increase in the average cost of interest bearing liabilities, principally due to an increase in the cost of short-term borrowings reflecting tighter Federal Reserve monetary policy and an increase in the cost of long-term debt. Also, the cost of time deposits rose in part due to interest rate campaigns to attract deposits. The yield in the Corporation’s commercial loan portfolio was favorably impacted by the rising interest rate scenario due to a high proportion of commercial loans with floating rates. Also, the yield of the investment portfolio rose due to purchases of securities in a rising rate environment and the repricing of collateralized mortgage obligations with floating rates. Profit margins in the Corporation’s mortgage lending segment continue to tighten in the first quarter of 2006 as short-term rates continued to rise while the coupon on the mortgage loans originated increased at a lesser rate. Also, the average cost of on-balance sheet securitizations rose for the quarter ended March 31, 2006 when compared to the same quarter in the previous year. The Corporation’s net interest yield for the quarter ended December 31, 2005 was 3.23%.

The provision for loan losses totaled $48.9 million or 109% of net charge-offs for the first quarter of 2006, compared with $44.3 million or 115% of net charge-offs, respectively, in the same period of 2005, and $51.0 million or 99%, respectively, in the fourth quarter of 2005. The increase in net charge-offs for the quarter ended March 31, 2006, compared with the same quarter in the previous year, was mainly reflected in consumer loans, which rose by $8.1 million, and in mortgage loans held-in-portfolio, which increased by $1.2 million. Offsetting these increases, were lower commercial loans net charge-offs by $1.8 million and lower lease financing net charge-offs by $1.1 million. The ratio of consumer loans net charge-offs as a percentage of average consumer loans held-in-portfolio was 2.02% for the quarter ended March 31, 2006, compared with 1.58% for the same quarter in the previous year, and 2.16% for the quarter ended December 31, 2005. The increase in this ratio from March 31, 2005 was associated to higher delinquencies combined with a change in portfolio mix, which includes growth in unsecured consumer loans, primarily personal loans and credit cards. Non-performing consumer loans totaled $36 million, or 0.74% of consumer loans held-in-portfolio at March 31, 2006, compared with $29 million or 0.69%, respectively, at March 31, 2005 and $39 million or 0.83%, respectively, at December 31, 2005.

Non-interest income for the quarter ended March 31, 2006 amounted to $228.8 million, an increase of $23.2 million when compared with the same period in 2005. Service charges on deposits accounts and other service fees rose $3.8 million and $1.3 million, respectively. The increase in other service fees was mainly in credit and debit cards fees which rose approximately $5.9 million on a combined basis primarily due to higher transactional volume. This favorable variance was partially offset by lower check cashing fees by $5.4 million resulting from the sale of the retail outlets of Popular Cash Express (“PCE”). Gain on sales of loans rose by $37.4 million, primarily due to sales by E-LOAN, our recently acquired operation. Also, PFH contributed to this increase mainly as a result of approximately $652 million in mortgage loans off-balance securitizations performed during the first quarter of 2006. Trading account profits increased by $7.7 million principally associated with the pooling of approximately $464 million in conforming mortgage loans at Banco Popular de Puerto Rico (“BPPR”) into Fannie Mae mortgage-backed securities that were subsequently sold to investors in the first quarter of 2006. Other revenue sources which contributed to the rise in non-interest income included higher income associated with the securitizations, other income from mortgage banking activities associated with loan closing services to mortgage brokers, and higher revenues from the Corporation’s investment in Telecomunicaciones de Puerto Rico, Inc. These favorable variances were offset by lower net gains on sale and valuation adjustments of investment securities as previously mentioned.

Operating expenses totaled $383.3 million for the quarter ended March 31, 2006, an increase of 21%, compared with the same period in 2005. Personnel costs increased by $22.1 million, driven mostly by higher salaries, related taxes, incentive accruals and performance bonuses. Full-time equivalent employees (FTEs) were 13,049 at March 31, 2006, an increase of 649 from the same date in 2005. E-LOAN’s acquisition added 871 FTEs, and represented approximately $14 million in personnel costs. The sale of PCE’s stores in the fourth quarter of 2005 also impacted with a reduction in FTEs of over 370. All other operating expenses, excluding personnel costs, increased $44.3 million, or 28%, compared with the first quarter of 2005. The largest increases included business promotion, professional fees, net occupancy and equipment expenses, and were associated with higher advertising expenses mainly in E-LOAN, systems and application costs to support business processes, higher collection and other credit related costs to support the lending business, and increased external audit fees. Also, the increase in operating expenses incorporates the aforementioned $9.7 million pre-tax loss on the impact of the change in fiscal year of certain of the Corporation’s subsidiaries.

The accompanying Exhibit A provides information on the Corporation’s total assets and earning assets at March 31, 2006, March 31, 2005 and December 31, 2005.

A breakdown of the Corporation’s loan portfolio at period-end, which represents the principal category of earning assets, follows:

(In billions)	March 31, 2006	December 31, 2005	Variance	March 31, 2005	Variance
Commercial and construction *	$13.2	$12.7	$0.5	$11.4	$1.8
Mortgage *	12.0	12.9	(0.9)	12.6	(0.6)
Consumer *	4.9	4.8	0.1	4.1	0.8
Lease financing	1.3	1.3	—	1.3	—

Total	$31.4	$31.7	($0.3)	$29.4	$2.0

* Includes loans held-for sale

The decline in total loans since December 31, 2005 was mostly associated with mortgage loans resulting from the pooling of conforming mortgage loans at BPPR into Fannie Mae mortgage-backed securities that were subsequently sold to investors, and to off-balance sheet securitization transactions performed by PFH in the quarter. The decline in mortgage loans from December 31, 2005 was offset by growth in commercial, including construction, and consumer loans as presented in the table above. The increase in loans since March 31, 2005 was primarily in commercial loans, principally as a result of strong sales efforts toward the construction, retail, public sector and other markets, and competitive pricing, among other factors. The increase in consumer loans since March 31, 2005 includes the portfolio of auto loans acquired from E-LOAN and growth in personal, credit cards and auto portfolios at various of the Corporation’s subsidiaries. These increases were partially offset by the decline in mortgage loans.

Exhibit A provides credit quality data, including the allowance for loan losses and total non-performing assets at March 31, 2006, December 31, 2005 and March 31, 2005, and their relation to loans held-in-portfolio, among other credit quality ratios. The allowance for loan losses represented 1.52% of loans held-in-portfolio, compared with 1.49% at December 31, 2005 and 1.59% at March 31, 2005. Management considers the allowance for loan losses to be at a level sufficient to provide for estimated losses based on current economic conditions, the level of net loan losses and the loan portfolio mix which includes a high proportion of real estate secured loans.

The increase in non-performing assets since December 31, 2005 was primarily in mortgage loans by $36 million, resulting from higher delinquencies in both the Puerto Rico and the U.S. mainland portfolios. The increase from March 31, 2005 was principally the result of higher non-performing consumer loans by $7 million, mortgage loans by $6 million and other real estate assets by $18 million.

Non-performing mortgage loans totaled $407 million or 61% of total non-performing assets and 3.5% of mortgage loans held-in-portfolio at March 31, 2006, compared with $372 million or 59% of total non-performing assets and 3.0% of mortgage loans held-in-portfolio at December 31, 2005. The increase in non-performing mortgage loans since December 31, 2005 was mainly reflected in BPPR and PFH as a result of deteriorating economic conditions. Non-performing mortgage loans totaled $402 million or 63% of total non-performing assets and 3.5% of mortgage loans held-in-portfolio at March 31, 2005. Mortgage loans net charge-offs as a percentage of average mortgage loans held-in-portfolio were 0.37% for the quarter ended March 31, 2006, compared with 0.35% for the same quarter in the previous year, and 0.47% for the quarter ended December 31, 2005.

A breakdown of the Corporation’s deposits at period-end follows:

(In billions)	March 31, 2006	December 31, 2005	Variance	March 31, 2005	Variance
Demand	$4.9	$4.4	$0.5	$4.3	$0.6
Savings	8.8	8.8	—	9.2	(0.4)
Time	9.7	9.4	0.3	8.2	1.5

Total deposits	$23.4	$22.6	$0.8	$21.7	$1.7

The increase in demand deposits from December 31, 2005 and March 31, 2005 was primarily associated with commercial checking accounts and deposits in trust. The increase in time deposits from March 31, 2005 was related to IRA deposits, attractive interest rate campaigns for retail certificates of deposit, and new products launched. Brokered certificates of deposit, included in the category of time deposits, totaled $1.0 billion at March 31, 2006, compared with $842 million at March 31, 2005 and $1.2 billion at December 31, 2005.

The accompanying Exhibit A provides information on outstanding borrowings and stockholders’ equity at March 31, 2006, March 31, 2005 and December 31, 2005. During the quarter ended March 31, 2006, the Corporation recorded approximately $41 million in additional capital resulting from the settlement of approximately 1,885,380 shares of common stock issued as part of the subscription rights offering that took effect in the end of the year 2005.

Considering our first quarter results, the extremely competitive pricing environment, market conditions, and economic outlook in the U.S. mainland and in Puerto Rico, 2006 points to another challenging year. The Corporation has taken corporate-wide steps for productivity improvements and expense management controls. Also, the Corporation has implemented strategic changes at PFH that should have the effect of decreasing growth of the non-prime loan portfolio at the Corporation, primarily by eliminating non-prime mortgage loan acquisitions and increasing our origination and sale of prime mortgage loans as a result of the acquisition of E-LOAN. PFH is successfully growing its residential loan servicing business, and in 2006 acquired the rights to service approximately $0.9 billion in mortgage loans for a third-party.

* * *

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico with over 280 branches and offices, the Corporation offers retail and commercial banking services through its banking subsidiary, BPPR, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned financial services franchise, providing complete financial solutions to all the communities it serves. Banco Popular North America operates over 135 branches in California, Texas, Illinois, New York, New Jersey and Florida. The Corporation’s finance subsidiary in the United States, PFH, operates nearly 200 retail lending locations offering mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, and a loan servicing unit. PFH, through its recently acquired subsidiary E-LOAN, provides online consumer direct lending to obtain mortgage, auto and home equity loans. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, through its financial transaction processing company, EVERTEC. The Corporation is exporting its 112 years of experience through the region while continuing its commitment to meet the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

* * *

An electronic version of this release can be found at the Corporation’s website, www.popularinc.com.

***

Exhibit A

Financial Summary	For the quarter ended		First	For the quarter
	March 31,		Quarter	ended December 31
			2006-2005
	2006	2005	Percent Variance	2005
Summary of Operations (In thousands, except share information)

Interest income	$742,210	$633,280	17.2%	$719,395

Interest expense	382,446	275,994	38.6	358,014

Net Interest income	359,764	357,286	0.7	361,381

Provision for loan losses	48,947	44,336	10.4	51,040

Net interest income after provision for loan losses	310,817	312,950	(0.7)	310,341

Net (loss) gain on sale and valuation adjustment of investment securities	12,340	51,250	(75.9)	1,222

Trading account profit	11,475	3,763		1,913

Gain on sale of loans	47,261	9,816		40,621

Other non-interest income	157,757	140,760	12.1	170,424

Total non-interest income	228,833	205,589	11.3	214,180

Personnel costs	178,052	155,916	14.2	157,839

Amortization of intangibles	2,721	2,242	21.4	2,809

Impact of change in fiscal period at certain subsidiaries	9,741	—		—

Other operating expenses	192,740	158,676	21.5	197,106

Total operating expenses	383,254	316,834	21.0	357,754

Income before income tax and cumulative effect of accounting change	156,396	201,705	(22.5)	166,767

Income tax	37,893	42,433	(10.7)	36,520

Net Income before cumulative effect of accounting change	118,503	159,272	(25.6)	130,247

Cumulative effect of accounting change	—	3,607	—	-

Net income	$118,503	$162,879	(27.2)	$130,247

Net income applicable to common stock	$115,525	$159,901	(27.8)	$127,269

Basic EPS before cumulative effect of accounting change	$0.42	$0.59		$0.48

Diluted EPS before cumulative effect of accounting change	$0.42	$0.58		$0.47

Basic EPS after cumulative effect of accounting change	$0.42	$0.60		$0.48

Diluted EPS after cumulative effect of accounting change	$0.42	$0.60		$0.47

Dividends declared per common share	$0.16	$0.16		$0.16

Average common shares outstanding	278,085,861	266,842,444		268,199,033

Average common shares outstanding – assuming dilution	278,412,012	267,428,979		268,598,361

Common shares outstanding at end of period	278,072,323	266,795,924		275,955,391

Market value per common share	$20.76	$24.32		$21.15

Book value per common share	$11.87	$10.79		$11.82

Market capitalization – (In millions)	$5,773	$6,488	(11.0)	$5,836

Selected Average Balances – (In millions)

Total assets	$48,957	$45,439	7.7	$48,330

Total loans *	31,924	29,326	8.9	31,266

Earning assets	45,604	42,547	7.2	44,903

Deposits	22,644	21,592	4.9	22,501

Interest-bearing liabilities	40,714	37,335	9.1	40,315

Stockholders’ equity	3,658	3,136	16.6	3,410

Selected Financial Data at Period-End – (In millions)

Total assets	$48,592	$45,168	7.6	$48,624

Total loans *	31,430	29,428	6.8	31,710

Earning assets	45,090	42,282	6.6	45,168

Deposits	23,412	21,729	7.7	22,638

Interest-bearing liabilities	39,852	37,068	7.5	39,976

Stockholders’ equity	3,488	3,065	13.8	3,449

Performance Ratios

Net interest yield **	3.15%	3.36%		3.23%

Return on assets	1.02	1.43		1.07

Return on common equity	14.04	21.62		15.66

Credit Quality Data

Net loans charged-off	$44.8	$38.5	16.4	$51.4

Allowance for loan losses	$468	$448	4.5	$462

Non-performing assets	$668	$640	4.4	$627

Allowance for loan losses to loans held-in-portfolio	1.52%	1.59%		1.49%

Non-performing assets to total assets	1.37	1.42		1.29

Non-performing assets to loans held-in-portfolio	2.16	2.27		2.02

Non-performing loans to loans held-in-portfolio	1.90	2.04		1.77

Allowance to non-performing loans	79.96	77.98		84.33

• Includes loans held-for-sale
**Not on a taxable equivalent basis
Notes: Certain reclassifications have been made to prior periods to conform with this quarter.